Exhibit 99.1

Contact:

William A. Hockett
Vice President of Corporate Communications
(801) 584-3600
Email: bhockett@myriad.com
www.myriad.com

FOR IMMEDIATE RELEASE

Myriad Genetics Initiates Phase 3 Clinical Trial of
Flurizan™ in Alzheimer’s Disease

Salt Lake City, January 12, 2005 - Myriad Genetics, Inc. (Nasdaq: MYGN), announced today that it has initiated enrollment in a Phase 3 human clinical trial of its lead therapeutic candidate, Flurizan™ (MPC-7869), in patients with Alzheimer’s disease.

The Phase 3 trial is designed to determine Flurizan’s ability to alter the course of cognitive decline and behavioral change in patients with Alzheimer’s disease. The trial will be conducted in approximately 750 patients with mild to moderate Alzheimer’s disease, at approximately 100 centers in the United States. The Phase 3 study is a double blind, placebo-controlled trial, with randomization of patients at enrollment into one of three arms. Patients will be given 400mg or 800mg of Flurizan twice daily or placebo twice daily for the duration of the 12-month study period. The co-lead investigators for this trial are Robert C. Green, M.D., M.P.H., Associate Professor of Neurogenetics, Boston University School of Medicine, and Lon Schneider, M.D., Professor of Psychiatry, Neurology and Gerontology, Keck School of Medicine, University of Southern California.

“There is a critical need for drugs that modify the underlying disease mechanism and progression of Alzheimer’s disease,” said Dr. Schneider “MPC-7869 has the potential to do this with its effect on reducing amyloid beta levels.  We hope to confirm this in a large, well-controlled clinical trial.”

The primary efficacy endpoints for the trial will be the change in cognitive function, as measured by the ADAS-cog test, and the change in activities of daily living.

“Flurizan is an exciting drug candidate due to its potential to change the rate of decline in Alzheimer’s disease patients,” said Adrian Hobden, Ph.D., President of Myriad Pharmaceuticals, Inc. “We are pleased to take the opportunity to accelerate Flurizan’s development timeline by initiating this Phase 3 trial.”

Flurizan is currently being studied in a Phase 2 clinical study in approximately 210 patients with mild to moderate Alzheimer’s disease. All patients have now been on drug for more than 9 months. The trial’s Data Safety Monitoring Board has reviewed safety data from the trial each calendar quarterly and has determined that the trial should proceed without change. This Phase 2 trial is expected to conclude its clinical study period in March of 2005.

Flurizan is a Selective Amyloid Beta 42 Lowering Agent

Flurizan has been shown to modulate gamma-secretase and selectively lower levels of Amyloid beta 42, a toxic peptide that is believed to be a chief culprit in the cause of Alzheimer’s disease. In transgenic mouse studies, Flurizan has demonstrated the ability to reduce brain amyloid levels and prevent memory loss. Flurizan was selected during preclinical testing to avoid cyclooxygenase inhibition and its related side effects.

About Alzheimer’s Disease

Alzheimer’s disease is the most common form of dementia, and is characterized by the loss of mental function. According to the Alzheimer’s Association, the disease affects 4.5 million individuals in the United States alone, and over 25 million people worldwide. Twenty-five percent of the population over age 75 is affected, and this proportion increases to half of those over 85 years. Common symptoms include a gradual loss of memory, problems with reasoning or judgment, disorientation, difficulty in learning, loss of language skills, and decline in the ability to perform routine tasks. The areas of the brain that control memory and thinking skills are affected first, but as the disease progresses cells die in other regions of the brain. Eventually, the person with Alzheimer’s disease will need comprehensive nursing care. If the individual has no other serious illness, the loss of brain function itself will eventually cause death. There is a very large unmet need for treatments that slow cognitive decline or prevent Alzheimer’s disease. The most commonly prescribed drugs to treat the symptoms of Alzheimer’s disease are acetylcholinesterase inhibitors. These drugs provide a temporary increase in cognitive ability to patients but the course of the underlying disease is left unchanged and cognitive decline soon continues. The United States market for acetylcholinesterase inhibitors is estimated at $1.5 billion per year.

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the safety profile of Flurizan and its suitability for treatment of Alzheimer’s disease and the expected completion of a Phase II trial for Flurizan in the first calendar quarter of 2005. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad Genetics’ business; uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not be able to sustain revenue growth for its predictive medicine business and products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004. All information in this press release is as of January 12, 2005, and Myriad undertakes no duty to update this information unless required by law.